Exhibit 99.1

GI Dynamics, Inc. – ASX Announcement

GI Dynamics Announces the Appointment of Medical Device Industry Veteran

Scott Schorer as President & Chief Executive Officer

LEXINGTON, Massachusetts & SYDNEY, Australia –23 March 2016 AEDT – The Board of Directors of GI Dynamics, Inc. (ASX: GID) (the Company), a medical device company that provides innovative treatments for type 2 diabetes and obesity, today announced the appointment of Scott Schorer as President and CEO, effective immediately. Mr. Schorer brings nearly 20 years of executive experience in the medical device industry, having founded and/or led numerous companies in the healthcare space.

After graduating from Dartmouth College with Bachelor of Arts and Bachelor of Engineering degrees where he was also captain of the men’s crew, Mr. Schorer began his career as an infantry officer in the 82nd Airborne Division as a rifle and scout platoon leader. Following his military service, Mr. Schorer began his medical device career as a sales representative for a surgical distributor. He then co-founded and was CEO of CentriMed, leading to an acquisition by Global Healthcare Exchange (“GHX”).

Mr. Schorer next founded and led IST: Innovative Spinal Technologies. He served as CEO for eight years during which time IST received CE Mark and FDA approvals for five products before the company was sold to Integra Spine. Mr. Schorer went on to lead the turnaround effort at Systagenix Wound Management, the former Advanced Wound Care division of Johnson & Johnson as President of the Americas.

More recently, Mr. Schorer served as a consultant to numerous boards and CEOs across a wide variety of companies in the medical device, biologics and related markets. He has led financing for over $120 million in public and private equity financings. Mr. Schorer is also a co-inventor of 6 patents. His leadership skills and broad healthcare experience, including those in turnaround situations, make him well suited to lead GI Dynamics through its current challenging times.

“I know that the company has experienced issues recently, and I intend to develop a path forward that will help EndoBarrier® achieve its full potential as a potentially life-changing solution for patients with type 2 diabetes,” said Mr. Schorer. “I have been impressed by the positive data generated through GI Dynamics’ multiple clinical studies and thousands of patients receiving EndoBarrier Therapy, as well as the vocal advocacy of the clinicians who have implanted EndoBarrier.”

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 2

“Scott has an impressive record in leading and growing medical device companies,” stated Jack Meyer, Chairman of the Board of Directors for GI Dynamics. “His leadership skills, broad healthcare experience, ability to quickly develop strategic focus, and rationalize resource allocation make him well suited to lead GI Dynamics through its current challenging times. We are excited to have him join us as the leader of GI Dynamics.”

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer of EndoBarrier®, the first endoscopically delivered device therapy approved for the treatment of type 2 diabetes and obesity. EndoBarrier is approved and commercially available in multiple countries outside the U.S. EndoBarrier is not approved for sale in the U.S. and is limited by federal law to investigational use only in the United States. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues and revenue growth, costs, excess inventory, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centers offering the EndoBarrier; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the consequences of terminating the ENDO Trial and the possibility that future clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, the timing of regulatory submissions, the timing, receipt and maintenance of regulatory approvals, the timing and amount of other expenses, and the timing and extent of third-party reimbursement; risks associated with commercial product sales, including product performance; competition; risks related to market acceptance of products; intellectual property risks; risks related to excess inventory; risks related to assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Enquiries:	Media Enquiries:

United States: Robert Solomon, Vice President, Finance and Company Secretary +1 (781) 357-3246	United States/Europe/Australia: Bill Berry, Berry & Company Public Relations LLC +1 (212) 253-8881

Australia: David Allen or John Granger Hawkesbury Partners Pty Limited +61 2 9325 9046

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046

GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388